EXHIBIT 99

Rayonier Reports Strong Second Quarter 2004 Results

JACKSONVILLE, Fla.—July 28, 2004—Rayonier (NYSE:RYN) today reported second quarter net income of $43.7 million, or 86 cents per share, compared to $75.5 million, or $1.49 per share, in first quarter 2004 and $31.7 million, or 74 cents per share, in second quarter 2003. First quarter 2004 results were $25.9 million, or 51 cents per share, excluding a net tax benefit of 98 cents per share relating to the company’s January 1 conversion to a Real Estate Investment Trust (REIT).

Second quarter earnings were significantly above first quarter earnings (excluding the net tax benefit) in all three business segments — Timber and Land, Performance Fibers, and Wood Products. Earnings were also above second quarter 2003 due to strong Performance Fibers and Wood Products results, offset somewhat by slightly lower Timber and Land earnings due to a large land sale last year. REIT conversion costs had no material impact on second quarter 2004 or 2003 results, but did affect first quarter 2004 by 7 cents per share.

Lee Nutter, Chairman, President and CEO said: “We had an excellent quarter as strong housing markets and the growing economy led to increased demand for all of our products. In addition, costs at our Performance Fibers segment continued to be significantly below the elevated levels experienced during most of 2003. Cash flow for the first half of 2004 was very strong. We ended the quarter with $66 million in cash and cash equivalents after paying $55 million in dividends during the first half of the year, and had an additional $30 million in restricted cash earmarked for the pending 83,000-acre Alabama timberland acquisition.”

Cash provided by operating activities of $158 million in the first six months was $49 million above first half 2003. Cash Available for Distribution (CAD) for the same period was $121 million, $45 million above 2003. Cash flow was stronger primarily due to significantly improved operating earnings but also due to a $7 million income tax deferral on, and the monetization of, a land sales installment note. (Cash Available for Distribution is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.)

Sales of $337 million were $43 million above first quarter and $41 million above second quarter 2003.

Debt at quarter-end of $616 million was $3 million below both first quarter 2004 and year-end 2003. The debt-to-capital ratio declined to 44.1 percent from 44.6 percent and 46.5 percent at the end of first quarter 2004 and year-end 2003, respectively. The reduction from year-end 2003 was due to the positive impact on shareholders’ equity of the aforementioned first quarter 2004 net tax benefit.

The company did not record in the second quarter 15 to 17 cents per share in tax benefits associated with like-kind exchange (LKE) transactions due to some uncertainty over the timing for closing the acquisition component of the transactions.

Timber and Land

Sales of $90 million and operating income of $55 million were $3 million and $9 million above first quarter, respectively. Compared to second quarter 2003, sales and operating income declined $2 million and $4 million, respectively. The improvement over first quarter was primarily due to higher land sales partially offset by lower U.S. timber sales volume. Compared to second quarter 2003, lower land sales were partly offset by stronger U.S. timber prices. Last year’s results reflected an additional $16 million in operating income from major land sales.

Performance Fibers

Sales of $152 million were $20 million above first quarter primarily due to higher volumes and stronger absorbent materials prices. Operating income of $18 million improved $12 million over first quarter due to reduced manufacturing costs, increased volumes and higher absorbent material prices. Costs improved $9 million primarily due to lower hardwood, chemical and energy expenses and a $1.5 million reversal of a maintenance accrual. Compared to second quarter 2003, sales and operating income increased by $20 million and $16 million, respectively, primarily due to higher cellulose specialties prices, while operating income also benefited from lower manufacturing costs.

Wood Products

Sales of $45 million and operating income of $5 million were $7 million and $5 million above first quarter, and $13 million and $7 million above second quarter 2003, respectively, due to higher lumber prices and volume.

Other Operations

Sales of $50 million increased $13 million and $9 million from first quarter 2004 and second quarter 2003, respectively, while operating income of $2 million was unchanged from first quarter but $3 million above second quarter 2003. Operating income compared to first quarter reflected higher coal revenue offset by lower log and wood products trading margins, while the improvement over second quarter 2003 was due to increased coal revenue and higher trading margins.

Other Items

Corporate expenses of $9.7 million were $3.5 million below first quarter primarily due to lower REIT conversion costs partly offset by higher stock price-based incentive compensation expense. Compared to second quarter 2003, corporate expenses increased $1.8 million primarily due to higher stock price-based incentive compensation expense and legal costs.

Interest expense of $12.1 million was $1.0 million above first quarter primarily due to a greater number of interest-accruing days in the second quarter. Interest expense was essentially flat compared to second quarter 2003.

Through June 30, the annual effective tax rate, before discrete items, was 25.1 percent compared to 24.7 percent for the comparable period in 2003 (see Schedule I). While the tax benefits associated with the company’s REIT structure continue to be significant, the effective tax rate was above the first quarter rate of 19.4 percent primarily due to a higher proportion of income generated in the company’s taxable REIT subsidiaries and additional foreign taxes on intercompany debt caused by a 10 percent decline in the New Zealand dollar exchange rate. This exchange rate change also reduced the tax liability on un-repatriated foreign earnings which was recorded as a discrete second quarter item.

The company said it expects the current portion of cash taxes due for 2004 results to be 13 to 15 percent of pre-tax income, declining to 3 to 5 percent assuming completion of the LKE transactions. Also, the tax characteristics of the 2004 dividend are forecast to be 50 to 60 percent capital gains income and 40 to 50 percent return of capital.

Outlook

Third quarter 2004 earnings, excluding the impact of any like-kind exchange related tax benefits, are expected to be somewhat above pro forma third quarter 2003 (post E&P dividend), but below second quarter 2004 primarily due to reduced land sales and seasonally lower Northwest U.S. timber sales volumes. If the previously announced Alabama timberland acquisition closes in the third quarter, LKE-related tax benefits of approximately $11 million or 22 cents per share would be realized, with $10 million or 20 cents per share impacting third quarter results.

Nutter said: “First half 2004 markets improved in all of our product areas, especially for higher value cellulose specialties and absorbent materials products, and higher-and-better use properties. Although lumber prices are retreating somewhat, we continue to feel the positive impact of demand for housing and remodeling in our timber and wood products businesses. Cash flow for the year is expected to be very strong, enabling us to finance the anticipated $89 million timberland acquisition with internally generated funds and increase our 2004 dividend to $111 million.”

Rayonier has more than 2 million acres of timber and land in the U.S. and New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries.

Reported results are preliminary and not final until filing of the second quarter 2004 Form 10-Q with the Securities and Exchange Commission. Comments about anticipated demand, pricing, volumes, expenses, earnings, dividends, timberland acquisitions and taxes are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for cellulose specialties, absorbent materials, timber, wood products or real estate; adverse weather conditions; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of land sale transactions; the Company’s ability to satisfy complex rules in order to qualify as a REIT; the availability of tax deductions and the ability of the company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies and regulations affecting the environment, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

A conference call will be held on Thursday, July 29 at 4:15 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

RAYONIER

FINANCIAL HIGHLIGHTS

JUNE 30, 2004 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Profitability
Sales	$336.9	$293.7	$295.9	$630.6	$561.8
Operating income	$70.3	$42.5	$54.0	$112.8	$73.2
Net income	$43.7	$75.5	$31.7	$119.2	$39.9
Net income per diluted common share	$0.86	$1.49	$0.74	$2.35	$0.94
Proforma net income per diluted common share (a) (b)	$0.86	$0.51	$0.65	$1.37	$0.82
Operating income as a percent of sales	20.9%	14.5%	18.2%	17.9%	13.0%
ROE (annualized) (a) (c)	17.4%	10.7%	6.2%	15.6%	6.5%

	Six Months Ended June 30,
	2004	2003
Capital Resources and Liquidity
Cash provided by operating activities	$157.7	$108.8
Cash used for investing activities	$(66.0)	$(32.7)
Cash used for financing activities	$(46.9)	$(48.0)
Cash Available for Distribution (CAD) (d)	$120.5	$75.3
Adjusted EBITDA (e)	$202.0	$160.2
Repayment of debt, net	$1.5	$31.5
Debt	$615.7	$622.2
Debt / capital	44.1%	45.8%

(a)	First quarter and six months ended June 30, 2004 exclude first quarter reversal of deferred taxes not required after REIT conversion of $77.9 million, or $1.53 per share and additional taxes for repatriation of foreign earnings of ($28.2) million, or ($0.55) per share, for a net effect of $49.7 million, or $0.98 per share. See reconciliation on Schedule G.
(b)	2003 per share data has been restated for the December 19, 2003 15.1% special dividend.
(c)	Major land sales and REIT conversion costs are not annualized.
(d)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities less both custodial and discretionary capital spending and less the tax benefit on the exercise of stock options. Cash Available for Distribution is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule G.
(e)	Adjusted EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation, depletion, amortization and the non-cash cost basis of land sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule H.

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RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

JUNE 30, 2004 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Sales	$336.9	$293.7	$295.9	$630.6	$561.8

Costs and expenses
Cost of sales	252.0	234.4	231.3	486.4	469.6
Selling and general expenses	14.7	18.1	13.0	32.8	23.0
Other operating expense (income)	(0.1)	(1.3)	(2.4)	(1.4)	(4.0)

Operating income	70.3	42.5	54.0	112.8	73.2
Interest expense	(12.1)	(11.1)	(12.4)	(23.2)	(24.8)
Interest and miscellaneous income (expense), net	0.4	0.7	0.4	1.1	1.5

Income before taxes	58.6	32.1	42.0	90.7	49.9
Income tax (expense) benefit (a)	(14.9)	43.4	(10.3)	28.5	(10.0)

Net income (a)	$43.7	$75.5	$31.7	$119.2	$39.9

Net income per Common Share
Basic EPS	$0.88	$1.53	$0.76	$2.41	$0.96

Diluted EPS	$0.86	$1.49	$0.74	$2.35	$0.94

Proforma net income per Common Share (b)(c)
Adjusted basic EPS	$0.88	$0.52	$0.66	$1.40	$0.83

Adjusted diluted EPS	$0.86	$0.51	$0.65	$1.37	$0.82

Weighted average Common Shares used for determining
Basic EPS	49,557,582	49,340,565	41,796,776	49,449,037	41,734,379

Diluted EPS	50,891,616	50,776,436	42,516,508	50,833,270	42,344,871

(a)	First quarter and six months ended June 30, 2004 includes reversal of deferred taxes not required after REIT conversion of $77.9 million and additional taxes for repatriation of foreign earnings of ($28.2) million.
(b)	First quarter and six months ended June 30, 2004 excludes reversal of deferred taxes not required after REIT conversion of $1.58 per basic share and $1.53 per diluted share and additional taxes for repatriation of foreign earnings of ($0.57) per basic share and ($0.55) per diluted share, for a net of $1.01 per basic share and $0.98 per diluted share. See reconciliation on Schedule G.
(c)	For the three and six months ended June 30, 2003 per share data has been restated for the December 19, 2003 15.1% special dividend.

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RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

JUNE 30, 2004 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Sales
Timber and Land
Timber	$49.3	$53.1	$38.5	$102.4	$82.1
Land	40.4	33.3	53.1	73.7	70.7

Total Timber and Land	89.7	86.4	91.6	176.1	152.8

Performance Fibers
Cellulose specialties	107.2	93.1	91.7	200.3	178.8
Absorbent materials	45.2	39.8	40.4	85.0	81.8

Total Performance Fibers	152.4	132.9	132.1	285.3	260.6

Wood Products	44.8	37.5	31.4	82.3	61.4
Other Operations	50.3	36.9	41.2	87.2	87.7
Intersegment eliminations	(0.3)	—	(0.4)	(0.3)	(0.7)

Total sales	$336.9	$293.7	$295.9	$630.6	$561.8

Operating income (loss)
Timber and Land
Timber	$20.1	$22.8	$11.6	$42.9	$28.3
Land	35.0	23.7	47.6	58.7	56.7

Total Timber and Land	55.1	46.5	59.2	101.6	85.0

Performance Fibers	18.4	6.1	2.7	24.5	1.5
Wood Products	5.2	0.7	(1.7)	5.9	(4.3)
Other Operations	1.9	2.3	(0.8)	4.2	(0.8)
Corporate	(9.7)	(13.2)	(7.9)	(22.9)	(12.9)
Intersegment eliminations and other (Including Corporate FX)	(0.6)	0.1	2.5	(0.5)	4.7

Total operating income	$70.3	$42.5	$54.0	$112.8	$73.2

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RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

JUNE 30, 2004 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003
Assets
Current assets	$293.3	$244.6
Timber, timberlands and logging roads, net of depletion and amortization	972.4	994.8
Property, plant and equipment	1,427.5	1,414.5
Less accumulated depreciation	952.6	912.3

	474.9	502.2

Other assets	133.6	97.1

	$1,874.2	$1,838.7

Liabilities and Shareholders’ Equity
Current liabilities	$162.7	$147.3
Deferred income taxes	79.6	121.8
Long-term debt	612.1	614.9
Non-current reserves for dispositions and discontinued operations	134.1	140.2
Other non-current liabilities	104.2	103.4
Shareholders’ Equity	781.5	711.1

	$1,874.2	$1,838.7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30, 2004	June 30, 2003
Cash provided by operating activities:
Net Income	$119.2	$39.9
Depreciation, depletion, amortization and non-cash cost basis of land sold	88.1	85.5
Other non-cash items included in income	(44.0)*	7.9
Changes in working capital and other assets and liabilities	(5.6)	(24.5)

	157.7	108.8

Cash used for investing activities:
Capital expenditures, net of sales and retirements	(35.5)	(32.7)
Increase in restricted cash	(30.5)	—

	(66.0)	(32.7)

Cash used for financing activities:
Repayment of debt, net	(1.5)	(31.5)
Dividends paid	(55.4)	(21.5)
Shares issued	10.0	5.0

	(46.9)	(48.0)

Effect of exchange rate changes on cash	(0.2)	—

Cash and cash equivalents:
Increase in cash and cash equivalents	44.6	28.1
Balance, beginning of year	21.4	18.9

Balance, end of period	$66.0	$47.0

*	Mainly reversal of deferred taxes not required after REIT conversion of ($77.9) million and additional taxes for repatriation of foreign earnings of $28.2 million.

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RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

JUNE 30, 2004 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Geographical Data (Non-U.S.)
Sales
New Zealand	$24.3	$19.8	$22.0	$44.1	$40.5
Other	9.4	6.0	2.9	15.4	7.5

Total	$33.7	$25.8	$24.9	$59.5	$48.0

Operating income (loss)
New Zealand	$0.2	$(1.0)	$1.7	$(0.8)	$3.2
Other	(0.5)	(0.5)	(0.5)	(1.0)	(0.9)

Total	$(0.3)	$(1.5)	$1.2	$(1.8)	$2.3

Timber
Sales
Northwest U.S.	$22.0	$24.2	$15.0	$46.2	$35.3
Southeast U.S.	20.6	23.5	18.3	44.1	37.7
New Zealand	6.7	5.4	5.2	12.1	9.1

Total	$49.3	$53.1	$38.5	$102.4	$82.1

Operating income
Northwest U.S.	$11.9	$13.9	$7.3	$25.8	$19.9
Southeast U.S.	6.2	8.3	3.9	14.5	8.1
New Zealand	2.0	0.6	0.4	2.6	0.3

Total	$20.1	$22.8	$11.6	$42.9	$28.3

Adjusted EBITDA by Segment
Timber and Land	$73.6	$69.9	$77.6	$143.5	$126.1
Performance Fibers	39.1	24.5	22.3	63.6	39.8
Wood Products	9.2	4.1	1.3	13.3	1.7
Other Operations	2.4	2.3	(0.7)	4.7	(0.5)
Corporate and other	(10.5)	(12.6)	(5.1)	(23.1)	(6.9)

Total	$113.8	$88.2	$95.4	$202.0	$160.2

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RAYONIER

SELECTED OPERATING INFORMATION

JUNE 30, 2004 (unaudited)

	Three Months Ended				Six Months Ended
	June 30, 2004		March 31, 2004	June 30, 2003	June 30, 2004		June 30, 2003
Timber and Land
Sales volume - Timber
Northwest U.S., in millions of board feet	81		88	67	169		144
Southeast U.S., in thousands of short green tons	1,140		1,249	1,144	2,389		2,338
New Zealand, in thousands of metric tons	158		106	148	264		259

Timber sales volume -
Intercompany
Southeast U.S., in thousands of short green tons	21		—	2	21		5
New Zealand, in thousands of metric tons	—		—	26	—		45
Acres sold	4,796	*	17,050	12,415	21,846	*	32,123

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	115		101	106	216		205
Absorbent materials, in thousands of metric tons	75		68	69	143		147
Production as a percent of capacity	99.8%		97.9%	95.9%	98.9%		96.8%

Wood Products
Lumber sales volume, in millions of board feet	91		83	73	174		144
Medium-density fiberboard sales volume, in thousands of cubic meters	40		39	41	79		82

*	Excludes 5,487 acres associated with a Northeast Florida sale ( $26 million) in which we had timber lease rights.

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

JUNE 30, 2004 (unaudited)

(millions of dollars, except per share information)

	Six Months Ended
	June 30, 2004 (a)	June 30, 2003
Cash Available for Distribution (CAD)
Cash provided by operating activities	$157.7	$108.8
Capital spending (b)	(35.5)	(32.7)
Tax benefit on exercise of stock options	(1.7)	(0.8)

Cash Available for Distribution (CAD)	$120.5	$75.3

(a)	Includes $30.5 million of restricted cash to be used for the Alabama timberland purchase.
(b)	Capital Spending is net of proceeds from retirements.

	Three Months Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net income per Common Share
Basic EPS	$0.88	$1.53	$0.76	$2.41	$0.96

Diluted EPS	$0.86	$1.49	$0.74	$2.35	$0.94

Deferred taxes not required after REIT conversion
Basic EPS	—	(1.58)	—	(1.58)	—

Diluted EPS	—	(1.53)	—	(1.53)	—

Additional taxes for repatriation of foreign earnings
Basic EPS	—	0.57	—	0.57	—

Diluted EPS	—	0.55	—	0.55	—

Impact of December 19, 2003 15.1% special dividend
Basic EPS	—	—	(0.10)	—	(0.13)

Diluted EPS	—	—	(0.09)	—	(0.12)

Proforma net income per Common Share
Adjusted basic EPS	0.88	0.52	0.66	1.40	0.83

Adjusted diluted EPS	0.86	0.51	0.65	1.37	0.82

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES *

JUNE 30, 2004 (unaudited)

(millions of dollars)

	Timber and Land	Performance Fibers	Wood Products	Other Operations	Corporate and other		Total
Adjusted EBITDA
Three Months Ended
June 30, 2004
Cash provided by operating activities	$80.0	$30.6	$8.0	$(0.7)	$(42.2)		$75.7
Income tax expense	—	—	—	—	14.9		14.9
Interest expense	—	—	—	—	12.1		12.1
Working capital increases (decreases)	(3.6)	8.3	1.2	3.3	4.3		13.5
Other balance sheet changes	(2.8)	0.2	—	(0.2)	0.4		(2.4)

Adjusted EBITDA	$73.6	$39.1	$9.2	$2.4	$(10.5)		$113.8

March 31, 2004
Cash provided by operating activities	$74.0	$15.7	$1.4	$6.6	$(15.7)		$82.0
Income tax benefit	—	—	—	—	(43.4)		(43.4)
Interest expense	—	—	—	—	11.1		11.1
Working capital increases (decreases)	(7.8)	7.6	2.8	(3.8)	(17.4	)(a)	(18.6)
Other balance sheet changes	3.7	1.2	(0.1)	(0.5)	52.8	(b)	57.1

Adjusted EBITDA	$69.9	$24.5	$4.1	$2.3	$(12.6)		$88.2

June 30, 2003
Cash provided by operating activities	$80.4	$25.7	$0.4	$0.8	$(37.8)		$69.5
Income tax expense	—	—	—	—	10.3		10.3
Interest expense	—	—	—	—	12.4		12.4
Working capital increases (decreases)	(1.3)	(2.9)	1.6	(2.1)	21.5	(c)	16.8
Other balance sheet changes	(1.5)	(0.5)	(0.7)	0.6	(11.5	)(d)	(13.6)

Adjusted EBITDA	$77.6	$22.3	$1.3	$(0.7)	$(5.1)		$95.4

Six Months Ended
June 30, 2004
Cash provided by operating activities	$154.0	$46.3	$9.4	$5.9	$(57.9)		$157.7
Income tax benefit	—	—	—	—	(28.5)		(28.5)
Interest expense	—	—	—	—	23.2		23.2
Working capital increases (decreases)	(11.4)	15.9	4.0	(0.5)	(13.1	)(a)	(5.1)
Other balance sheet changes	0.9	1.4	(0.1)	(0.7)	53.2	(b)	54.7

Adjusted EBITDA	$143.5	$63.6	$13.3	$4.7	$(23.1)		$202.0

June 30, 2003
Cash provided by operating activities	$129.8	$37.1	$(1.8)	$6.2	$(62.5)		$108.8
Income tax expense	—	—	—	—	10.0		10.0
Interest expense	—	—	—	—	24.8		24.8
Working capital increases (decreases)	(1.4)	2.9	3.6	(7.1)	25.0	(c)	23.0
Other balance sheet changes	(2.3)	(0.2)	(0.1)	0.4	(4.2)		(6.4)

Adjusted EBITDA	$126.1	$39.8	$1.7	$(0.5)	$(6.9)		$160.2

*	Unusual, non-trade intercompany items between the segments have been eliminated.
(a)	Mainly higher taxes and interest payable.
(b)	Includes reversal of deferred taxes not required after REIT conversion partly offset by additional taxes for repatriation of foreign earnings.
(c)	Mainly lower accrued taxes and interest payable.
(d)	Mainly higher incentive compensation accrual.

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

JUNE 30, 2004 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended						Six Months Ended
	June 30, 2004		March 31, 2004		June 30, 2003		June 30, 2004		June 30, 2003
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$20.6	35.0	$11.2	35.0	$14.7	35.0	$31.8	35.0	$17.5	35.0

REIT income not subject to federal tax	(14.2)	(24.2)	(6.9)	(21.5)	—	—	(21.1)	(23.2)	—	—

Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	6.5	11.3	1.8	5.7	—	—	8.3	9.0	—	—

State and local income taxes, foreign exchange rate changes and permanent differences	3.6	6.1	0.2	0.2	(4.4)	(10.4)	3.8	4.3	(5.2)	(10.3)

Income tax provision before discrete items *	$16.5	28.2	$6.3	19.4	$10.3	24.6	$22.8	25.1	$12.3	24.7

Exchange rate changes on tax on undistributed foreign earnings	(1.6)	(2.8)	—	—	—	—	(1.6)	(1.8)	—	—

Tax benefit from interim partial IRS audit settlement	—	—	—	—	—	—	—	—	(2.3)	(4.7)

Income tax expense *	$14.9	25.4	$6.3	19.4	$10.3	24.6	$21.2	23.3	$10.0	20.0

*	First quarter and six months ended June 30, 2004 exclude first quarter reversal of deferred taxes not required after REIT conversion of ($77.9) million and additional taxes for repatriation of foreign earnings of $28.2 million.

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